UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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United States Cellular Corporation
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FOR IMMEDIATE RELEASE
UScellular Board of Directors Nominates Two New Board Members
Board refreshment to bring new perspectives and relevant experiences

CHICAGO (March 22, 2022) — United States Cellular Corporation (NYSE:USM) today announced that the Board of Directors has nominated Esteban C. Iriarte and Vicki L. Villacrez for election to serve on the UScellular Board. They will stand for election at the company’s annual meeting of shareholders on May 17, 2022. Mr. Iriarte succeeds Ronald E. Daly, who has served with distinction for 18 years, and Ms. Villacrez succeeds Peter L. Sereda, who has served with distinction for 8 years.
“We believe good governance involves continuous review of Board composition and the capabilities required to oversee our long-term strategies. With the nomination of these two highly qualified professionals, UScellular will benefit from significant experience in the telecommunications field, with emphasis on wireless operations," said LeRoy T. Carlson, Jr., UScellular Board chairman. “Each nominee also brings a diverse background and perspectives that will inform UScellular’s strategy going forward. We are thankful for the many contributions of, and extend our deepest gratitude to, Messrs. Daly and Sereda. They each have provided sage advice and stellar service to UScellular over many years."
Mr. Iriarte is currently Executive Vice President and Chief Operating Officer for Millicom International Cellular S.A. He has significant leadership experience in the wireless and cable industries having served in several executive leadership positions with Millicom International Cellular S.A. since 2009. He currently leads operations in nine different Latin American markets, each with its own competitive context, products, and management team. He also brings significant experience successfully competing against larger competitors in Latin America. Further, his background and attributes bring diversity to the board, in addition to his work in emerging markets in Latin America. Mr. Iriarte has a bachelor’s degree from Universidad Católica Argentina, Ciudad de Buenos Aires, Argentina and an MBA from Universidad Austral, Ciudad de Buenos Aires, Argentina.
Ms. Villacrez is currently Senior Financial Advisor. She is expected to become Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc. (TDS) effective May 2022. She has significant experience in the telecommunications industry having spent more than thirty years at the TDS enterprise. She has substantial experience in finance, accounting, financial planning, and strategic analysis. She served as TDS Telecom’s Senior Vice President of Finance and CFO from 2017 to February 2022. Prior to that she served as TDS Telecom’s Vice President of Finance and CFO since 2012. Ms. Villacrez previously held several TDS enterprise leadership positions, with growing responsibility across finance, including leading Financial Analysis and Strategic planning. Further, her background and attributes will bring diversity to the board. Ms. Villacrez has a bachelor’s degree in accounting from Upper Iowa University and an MBA from Edgewood College. She is also a certified public accountant.
About UScellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 5.0 million connections in 21 states. The Chicago-based company had 4,800 full- and part-time associates as of December 31, 2021. At the end of the fourth quarter of 2021, Telephone and Data Systems, Inc. owned 82 percent of UScellular. For more information about UScellular, visit uscellular.com.
Contacts
Jane W. McCahon, Senior Vice President - Corporate Relations and Corporate Secretary of TDS
jane.mccahon@tdsinc.com
Colleen Thompson, Vice President – Corporate Relations
colleen.thompson@tdsinc.com
IMPORTANT INFORMATION:
UScellular (USCC) and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the shareholders of USCC in connection with the USCC 2022 annual meeting of shareholders. Information regarding USCC’s directors and executive officers, and their respective interests in USCC by security holdings or otherwise is included in USCC’s proxy statement relating to its 2021 annual meeting which was filed with the Securities and Exchange Commission (SEC) on April 6, 2021. The 2022 proxy statement, other solicitation materials and other reports that USCC files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov and also at the USCC website at www.uscellular.com. USCC SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER SOLICITATION MATERIALS FILED BY USCC IN CONNECTION WITH THE USCC 2022 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF USCC AND OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. For more information about UScellular, visit: www.uscellular.com